TECHNE CORPORATION ANNOUNCES THAT JOHN L. HIGGINS
                  HAS ACCEPTED A SEAT ON TECHNE'S BOARD


Minneapolis/May 19, 2009/--Techne Corporation (NASDAQ: TECH) today announced that Mr. John L. Higgins has accepted a position on Techne's Board of Directors and will also serve as a member of Techne's Audit, Compensation and Nominations and Governance Committees. Mr. Higgins' initial term will begin immediately and run through October 29, 2009. Techne's shareholders reelect Directors on an annual basis.

Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals Incorporated since January 2007 and has been a member of Ligand's Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006.

Mr. Higgins was previously a member of the executive management team at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Currently, he is a Director of BioCryst and serves as Chairperson of its Audit Committee. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc, a biopharmaceutical company, and has served as a director of numerous public and private companies. He graduated Magna Cum Laude with an A.B. from Colgate University.

Mr. Thomas E. Oland, Techne's Chairman and CEO, said,"I am extremely pleased with Mr. Higgins' decision to accept a position on Techne's Board. His combination of biopharmaceutical business experience and background as a chief financial officer and investment banker, combined with his current responsibilities as a CEO, are all essential qualifications that will benefit Techne. We are very fortunate to have a person of his caliber on our Board.
I am very confident that he will make a significant contribution to our future success."

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854